                                                                     EXHIBIT 4.6

                           NUANCE COMMUNICATIONS, INC.

                                   as "NUANCE"


                                       and


                              1448451 ONTARIO INC.


                                as "Corporation"


                                       and


                SHAWN GRIFFIN, WILLIAM LOVE AND WARREN GALLAGHER


                                  as "Holders"


- --------------------------------------------------------------------------------

                               EXCHANGE AGREEMENT

- --------------------------------------------------------------------------------


                         This 10th day of November, 2000

                                TABLE OF CONTENTS


ARTICLE 1 DEFINITIONS AND INTERPRETATION ..............................................       1

   1.1 DEFINITIONS ....................................................................       1
   1.2  GENDER AND NUMBER .............................................................       3
   1.3  HEADINGS ......................................................................       3
   1.4  DATE FOR ANY ACTION ...........................................................       4

ARTICLE 2 INSOLVENCY EXCHANGE RIGHT AND AUTOMATIC EXCHANGE ............................       4

   2.1  GRANT AND OWNERSHIP OF THE INSOLVENCY EXCHANGE RIGHT ..........................       4
   2.2  PURCHASE PRICE ................................................................       4
   2.3  EXERCISE INSTRUCTIONS .........................................................       4
   2.4  DELIVERY OF EXCHANGEABLE SHARE CONSIDERATION; EFFECT OF EXERCISE ..............       5
   2.5  EXERCISE OF INSOLVENCY EXCHANGE RIGHT SUBSEQUENT TO RETRACTION ................       6
   2.6  STAMP OR OTHER TRANSFER TAXES .................................................       6
   2.7  NOTICE OF INSOLVENCY EVENT ....................................................       6
   2.8  AUTOMATIC EXCHANGE ON LIQUIDATION OF NUANCE ...................................       7
   2.9  CALL RIGHTS ...................................................................       8

ARTICLE 3 CERTAIN RIGHTS OF NUANCE TO ACQUIRE EXCHANGEABLE SHARES .....................       8

   3.1  NUANCE LIQUIDATION CALL RIGHT .................................................       8
   3.2  NUANCE REDEMPTION CALL RIGHT ..................................................       9
   3.3  NUANCE RETRACTION CALL RIGHT ..................................................      10
   3.4  WITHHOLDING RIGHTS ............................................................      11
   3.5  RESTRICTIONS ON TRANSFER ......................................................      12

ARTICLE 4 REPRESENTATIONS, WARRANTIES AND COVENANTS OF NUANCE AND THE CORPORATION .....      13

   4.1  COVENANTS OF NUANCE REGARDING EXCHANGEABLE SHARES .............................      12
   4.2  NOTIFICATION OF CERTAIN EVENTS ................................................      13
   4.3  DELIVERY OF SHARES BY NUANCE ..................................................      15
   4.4  DELIVERY OF SHARES ............................................................      15
   4.5  ECONOMIC EQUIVALENCE ..........................................................      15
   4.6  OWNERSHIP OF OUTSTANDING SHARES; VOTING .......................................      16
   4.7  NUANCE AND AFFILIATES NOT TO VOTE EXCHANGEABLE SHARES .........................      16
   4.8  TENDER OFFERS, ETC ............................................................      17
   4.9  REPRESENTATIONS AND WARRANTIES OF NUANCE ......................................      17
   4.10  RESERVATION OF NUANCE COMMON SHARES ..........................................      17

ARTICLE 5 AMENDMENTS AND SUPPLEMENTAL AGREEMENTS ......................................      17

   5.1  AMENDMENTS, MODIFICATIONS, ETC. ...............................................      18
   5.2  CHANGES IN CAPITAL OF THE CORPORATION AND NUANCE ..............................      18

ARTICLE 6 ASSIGNMENT OF CALL RIGHTS ...................................................      18

   6.1  ASSIGNMENT ....................................................................      18

ARTICLE 7 TERMINATION .................................................................      18

   7.1  TERM ..........................................................................      18

ARTICLE 8 GENERAL .....................................................................      19

   8.1  SEVERABILITY ..................................................................      19
   8.2  ENUREMENT .....................................................................      19

   8.3  NOTICES TO PARTIES ............................................................      19
   8.4  RISK OF PAYMENTS BY POST ......................................................      20
   8.5  COUNTERPARTS ..................................................................      20
   8.6  JURISDICTION ..................................................................      20


                                     ADDENDA

Schedule "A" -- Exchangeable Share Provisions.

                               EXCHANGE AGREEMENT


        THIS AGREEMENT is entered into as of this 10th day of November, 2000, by NUANCE COMMUNICATIONS, INC., a company incorporated under the laws of the state of California ("Nuance"), 1448451 ONTARIO INC., a corporation incorporated under the laws of the province of Ontario (the "CORPORATION") and Shawn Griffin, William Love and Warren Gallagher (each holder of Exchangeable Shares are individually referred to as "HOLDER" and collectively referred to as the "HOLDERS").

        WHEREAS, pursuant to a Share Purchase Agreement dated November 3, 2000, by and among the Corporation, 1426225 Ontario Inc. ("SENATOR"), the Holders and each of the other shareholder of Senator (the "SHARE PURCHASE AGREEMENT"), the parties thereto agreed that on the closing of the transactions contemplated under the Share Purchase Agreement, the parties would execute and deliver an Exchange Agreement containing the terms and conditions set forth as an Exhibit to the Share Purchase Agreement;

        AND WHEREAS, pursuant to the Share Purchase Agreement, the Corporation has issued to the Holders certain exchangeable shares of the Corporation (the "EXCHANGEABLE SHARES") having the rights, privileges, restrictions and conditions set forth in Schedule "A" annexed hereto (the "EXCHANGEABLE SHARE PROVISIONS");

        AND WHEREAS Nuance is to grant to and in favour of the Holders the right, in the circumstances set forth herein, to require Nuance to purchase from the Holders all or any portion of the Exchangeable Shares held by the Holders;

        AND WHEREAS Nuance is to have the right, exercisable upon the occurrence of certain events, to require the Holders to sell their Exchangeable Shares to Nuance.

        NOW THEREFORE, in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (including the payment of $1.00 and other valuable consideration by the Holders to each of Nuance and the Corporation in consideration of the rights granted to the Holders herein) the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    Article 1
                         DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS. Where used herein or in any amendments hereto or in any communications required or permitted to be given hereunder, the following capitalized terms shall have the following meanings, unless the context otherwise requires:

        "ACT" means the Ontario Business Corporations Act, as amended, consolidated or re-enacted from time to time.

        "AUTOMATIC EXCHANGE RIGHTS" means the benefit of the obligation of Nuance to effect the automatic exchange of Exchangeable Shares into Nuance Common Shares pursuant to 2.8 hereof.

        "AUTOMATIC REDEMPTION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

        "AFFILIATE" Shall have the meaning ascribed thereto in the Ontario Business Corporations Act, as amended, consolidated or re-enacted from time to time.

        "BOARD OF DIRECTORS" means the board of directors of the Corporation.

        "BUSINESS DAY" has the meaning ascribed thereto in the Exchangeable Share Provisions.

        "CALL RIGHTS" means, collectively, the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right; and "CALL RIGHT" shall mean any one of such Call Rights.

        "CANADIAN DOLLAR EQUIVALENT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

        "EFFECTIVE DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

        "EXCHANGEABLE SHARE CONSIDERATION" has the meaning ascribed thereto in the Exchangeable Share Provisions.

        "EXCHANGEABLE SHARE PROVISIONS" has the meaning ascribed thereto in the recitals hereto.

        "EXCHANGEABLE SHARES" has the meaning ascribed thereto in the recitals hereto.

        "INSOLVENCY EVENT" means the institution by the Corporation of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound-up, or the consent of the Corporation to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by the Corporation to contest in good faith any such proceedings commenced in respect of the Corporation within 15 days of becoming aware thereof, or the consent by the Corporation to the filing of any such petition or to the appointment of a receiver, or the making by the Corporation of a general assignment for the benefit of creditors, or the admission in writing by the Corporation of its inability to pay its debts generally as they become due, or the Corporation not being permitted, pursuant to liquidity or solvency requirements of applicable law, to redeem any Retracted Shares pursuant to 4.5 of the Exchangeable Share Provisions.

        "INSOLVENCY EXCHANGE RIGHT" has the meaning ascribed thereto in 2.1(a).

        "LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in 3.1(a).

        "LIQUIDATION EVENT" has the meaning ascribed thereto in 2.8(a).

        "LIQUIDATION EVENT EFFECTIVE TIME" has the meaning ascribed thereto in 2.8(b).

        "NUANCE COMMON SHARES" means the Common shares in the share capital of Nuance.

        "NUANCE LIQUIDATION PRICE" has the meaning ascribed thereto in 2.8(b).

        "OFFICER'S CERTIFICATE" means, with respect to Nuance or the Corporation, a certificate signed on behalf of such entity by any one of the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice-President, Senior Vice-President or Vice-President (or the officers with equivalent responsibilities) of Nuance or the Corporation, as the case may be.

        "PERSON" includes an individual, body corporate, partnership, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

        "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in 3.2(a).

        "REDEMPTION CALL PURCHASE PRICE" has the meaning ascribed thereto in 3.2(a).

        "HOLDER(S)" has the meaning ascribed thereto in 2.1 and 3.1(a), as the context requires.

        "RETRACTED SHARES" has the meaning ascribed thereto in 2.5 and 3.3 hereof, as the context requires.

        "RETRACTION CALL PURCHASE PRICE" has the meaning ascribed thereto in 3.3(a).

        "RETRACTION CALL RIGHT" has the meaning ascribed thereto in 3.3(a).

        "RETRACTION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

        "RETRACTION REQUEST" has the meaning ascribed thereto in the Exchangeable Share Provisions.

        "SUBSIDIARY" has the meaning ascribed thereto in the Exchangeable Share Provisions.

        "TRANSFER" has the meaning ascribed thereto in the 3.5.

1.2 GENDER AND NUMBER. Any reference in this Agreement to gender includes all genders, and words imparting the singular number only shall include the plural and vice versa.

1.3 HEADINGS. The provision of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.4 DATE FOR ANY ACTION. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                    ARTICLE 2
                INSOLVENCY EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

2.1 GRANT AND OWNERSHIP OF THE INSOLVENCY EXCHANGE RIGHT. Nuance hereby grants to each Holder:

        (a) the right (the "INSOLVENCY EXCHANGE RIGHT"), exercisable upon the occurrence and during the continuance of an Insolvency Event, to require Nuance to purchase from the Holder all or any portion of the Exchangeable Shares held by the Holder; and

        (b)     the Automatic Exchange Rights,

the whole in accordance with the provisions of this Agreement and the Exchangeable Share Provisions.

2.2 PURCHASE PRICE. The purchase price payable by Nuance for each Exchangeable Share to be purchased by Nuance upon the exercise of the Insolvency Exchange Right of a Holder shall be an amount equal to the applicable Exchangeable Share Consideration on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share. In connection with each exercise of the Insolvency Exchange Right, Nuance will provide to the Holder an Officer's Certificate setting forth the calculation of the applicable Exchangeable Share Consideration. The applicable Exchangeable Share Consideration for each such Exchangeable Share so purchased shall be satisfied by the delivery by Nuance to the Holder exercising the Insolvency Exchange Right of the applicable Exchangeable Share Consideration, less any amounts properly withheld pursuant to
3.4 hereof.

2.3 EXERCISE INSTRUCTIONS

        (a) Subject to the terms and conditions set forth herein and the Exchangeable Share Provisions, each Holder shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to exercise the Insolvency Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of the Holder on the books of the Corporation. To exercise the Insolvency Exchange Right, the Holder shall deliver to Nuance, in person or by certified or registered mail, at its head office or at such other place as Nuance may from time to time designate by written notice to the Holder, with a copy to the Corporation at its principal executive offices or at such other place as the Corporation may from time to time designate by written notice to the Holders, the certificates representing the Exchangeable Shares which the Holder desires Nuance to purchase, duly endorsed for transfer to Nuance, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the constating documents of the Corporation and such additional documents and instruments as Nuance may reasonably require, together with:

                (i) a duly completed form of notice of exercise of the Insolvency Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating:

                        (A) that the Holder is exercising the Insolvency Exchange Right so as to require Nuance to purchase from the Holder the number of Exchangeable Shares specified therein;

                        (B) that the Holder has good title to and owns all such Exchangeable Shares to be acquired by Nuance free and clear of all liens, hypothecs, pledges, encumbrances, security interests, options, restrictions, proxies and adverse claims, except as set forth herein and in the Exchangeable Share Provisions; and

                        (C) the address of the Persons to whom the Exchangeable Share Consideration should be delivered; and

                (ii) payment (or evidence satisfactory to the Corporation and Nuance of payment) of the taxes (if any) payable as contemplated by 2.6 hereof.

        (b) If only a part of the Exchangeable Shares represented by any certificate delivered to Nuance are to be purchased by Nuance under the Insolvency Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the Holder at the expense of the Corporation.

2.4 DELIVERY OF EXCHANGEABLE SHARE CONSIDERATION; EFFECT OF EXERCISE. Promptly after receipt of the certificates representing the Exchangeable Shares which the Holder desires Nuance to purchase under the Insolvency Exchange Right (together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Insolvency Exchange Right), duly endorsed for transfer to Nuance, which notice to Nuance and the Corporation shall constitute exercise of the Insolvency Exchange Right by the Holder, Nuance shall promptly thereafter transfer to the Holder the Exchangeable Share Consideration deliverable in connection with the exercise of the Insolvency Exchange Right less any amounts properly withheld pursuant to 3.4 hereof; provided, however, that no such delivery shall be made unless and until the Holder shall have paid (or provided evidence satisfactory to the Corporation and Nuance of the payment of) the taxes (if any) payable as contemplated by 2.6 hereof. Immediately upon the giving of notice by the Holder to Nuance and the Corporation of the exercise of the Insolvency Exchange Right, as provided in this 2.4, the Holder shall be deemed to have transferred to Nuance all of its rights, title and interest in and to such Exchangeable Shares, shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the purchase price therefor unless the Exchangeable Share Consideration is not delivered by Nuance to the Holder by the date specified, in which case the rights of the Holder shall remain unaffected until such Exchangeable Share Consideration is delivered by Nuance and any cheque included therein is paid.

2.5 EXERCISE OF INSOLVENCY EXCHANGE RIGHT SUBSEQUENT TO RETRACTION. In the event that a Holder has exercised its right under Article 4 of the Exchangeable Share Provisions to require the Corporation to redeem any or all of the Exchangeable Shares held by the Holder (such number of Exchangeable Shares so required to be redeemed being hereinafter collectively referred to as the "Retracted Shares") and is notified by the Corporation pursuant to 4.5 of the Exchangeable Share Provisions that the Corporation will not be permitted as a result of liquidity or solvency requirements or other provisions of applicable law to redeem all such Retracted Shares, subject to receipt by such Holder of written notice to that effect from the Corporation and provided that the Retraction Call Right with respect to the Retracted Shares shall not have been exercised, the Retraction Request will constitute, and will be deemed to constitute, notice from such Holder to Nuance that such Holder is exercising the Insolvency Exchange Right with respect to those Retracted Shares which the Corporation is not permitted by applicable law to redeem. In any such event, the Corporation hereby agrees with such Holder to notify such Holder immediately of such prohibition against the Corporation redeeming all of the Retracted Shares and to forward or cause to be forwarded to Nuance immediately all relevant materials delivered by such Holder to the Corporation (including, without limitation, a copy of the Retraction Request delivered pursuant to 4.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares, and Nuance will thereupon purchase such shares in accordance with the provisions of this Article 2.

2.6 STAMP OR OTHER TRANSFER TAXES. Upon any sale of Exchangeable Shares to Nuance pursuant to the Insolvency Exchange Right or the Automatic Exchange Rights, the share certificate representing Nuance Common Shares to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Holder without charge to the Holder, provided, however, that the Holder:

        (a) shall pay (and neither Nuance nor the Corporation shall be required to pay) any documentary, stamp, transfer or other similar taxes that may be payable in respect of any such transfer; or

        (b) shall have established to the satisfaction of Nuance and the Corporation, acting reasonably, that such taxes, if any, have been paid in full.

2.7 NOTICE OF INSOLVENCY EVENT. Promptly following the occurrence of an Insolvency Event, or any event which with the giving of notice or the passage of time or both would be an Insolvency Event, Nuance and the Corporation shall give written notice thereof to the Holders.

2.8 AUTOMATIC EXCHANGE ON LIQUIDATION OF NUANCE.

        (a) Nuance will give the Holders written notice of each of the following events (each, a "LIQUIDATION EVENT") at the time set forth below:

                (i) in the event of any determination by the board of directors of Nuance to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Nuance or to effect any other distribution of assets of Nuance among its shareholders for the purpose of winding up its affairs (it being understood that a sale of all or substantially all of the assets of Nuance or any merger, consolidation or similar transaction involving Nuance shall not, in and of itself, constitute a liquidation of Nuance), at least ten days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

                (ii)    immediately, upon the earlier of:

                        (A)     receipt by Nuance of notice of; and

                        (B)     Nuance otherwise becoming aware of,

        any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Nuance or to effect any other distribution of assets of Nuance among its shareholders for the purpose of winding up its affairs, provided, however, that such shall only be a Liquidation Event if Nuance has failed to contest in good faith any such proceeding commenced in respect of Nuance within 30 days of becoming aware thereof or if Nuance is not successful in any such good faith contestation and all rights of appeal have expired or been exhausted.

        (b) In order that the Holders will be able to participate on a pro rata basis with the holders of Nuance Common Shares in the distribution of assets of Nuance in connection with a Liquidation Event, immediately prior to the effective time (the "LIQUIDATION EVENT EFFECTIVE TIME") of a Liquidation Event, all of the then outstanding Exchangeable Shares shall be automatically exchanged for Nuance Common Shares as contemplated in the definition of Exchangeable Share Consideration and shall also be entitled to the remaining Exchangeable Share Consideration, if any. To effect such automatic exchange, Nuance shall be deemed to have purchased from the Holders each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Time, and the Holders shall be deemed to have sold the Exchangeable Shares held by them at such time, for a purchase price per share equal to the Exchangeable Share Consideration applicable at the Liquidation Event Effective Time (the "Nuance Liquidation Price"). In connection with such automatic exchange, Nuance will provide to the Holders an Officer's Certificate setting forth the calculation of the NUANCE LIQUIDATION PRICE.

        (c) Immediately prior to the Liquidation Event Effective Time, the Holders shall be deemed to have transferred to Nuance all of their rights, title and interest in and to such Exchangeable Shares and shall cease to be holders of such Exchangeable Shares, and Nuance shall transfer and deliver to the Holders the Exchangeable Share Consideration representing the Holders' total Nuance Liquidation Price less any amounts properly withheld pursuant to 3.4 hereof. Upon the surrender by a Holder of certificates representing the transferred Exchangeable Shares, duly endorsed for transfer to Nuance and accompanied by such instruments of transfer as Nuance may reasonably require, Nuance shall deliver or cause to be delivered to the Holder certificates representing the Nuance Common Shares of which such Holder is the holder.

2.9 CALL RIGHTS. The Holders and the Corporation hereby acknowledge the Call Rights in favour of Nuance and further agree that the Call Rights (i) are granted to Nuance by the

Holders in partial consideration of the obligations of Nuance under the Share Purchase Agreement; and (ii) may be assigned at any time and from time to time by Nuance in whole or in part upon written notice to the Holders provided that:

        (a) such assignee acknowledges in writing the Exchangeable Share Provisions and agrees to be bound by the terms of this Agreement; and

        (b) notwithstanding such assignment, Nuance shall remain solidarily (jointly and severally) liable with such assignee in respect of the obligations of such assignee in connection with the exercise of any of the Call Rights.


                                    ARTICLE 3
                            CERTAIN RIGHTS OF Nuance
                         TO ACQUIRE EXCHANGEABLE SHARES

3.1 NUANCE LIQUIDATION CALL RIGHT.

        (a) Nuance shall have the overriding right (the "LIQUIDATION CALL RIGHT"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Corporation pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from the Holders who hold the Exchangeable Shares on the Liquidation Date (as defined therein) all but not less than all of the Exchangeable Shares held by the Holders on payment by Nuance of an amount per share (the "LIQUIDATION CALL PURCHASE PRICE") equal to the Exchangeable Share Consideration applicable on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by Nuance delivering or causing to be delivered to the Holders the Exchangeable Share Consideration representing the Holders' total Liquidation Call Purchase Price, less any amounts withheld pursuant to 3.4 hereof. In the event of the exercise of the Liquidation Call Right by Nuance as aforesaid, each Holder shall be obligated to sell all of the Exchangeable Shares held by the Holder to Nuance on the Liquidation Date on payment by Nuance to the Holder of the Liquidation Call Purchase Price for each such share, less any amounts withheld pursuant to 3.4 hereof, and, provided Nuance completes such purchase, the Corporation shall have no obligation to pay the Liquidation Amount (as defined in the Exchangeable Share Provisions) on such shares so purchased by Nuance.

        (b) To exercise the Liquidation Call Right, Nuance must notify the Corporation and the Holders of Nuance's intention to exercise such right at least ten Business Days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of the Corporation, and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of the Corporation. The Corporation will notify the Holders as to whether Nuance has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Nuance. If Nuance exercises the Liquidation Call Right, then on the Liquidation Date, Nuance will purchase, and each Holder will sell, all of the Exchangeable Shares then held by the Holder for a price per share equal to the Liquidation Call Purchase Price, which price shall be satisfied in the manner set forth in 3.1(a) hereof.

        (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Liquidation Call Right, Nuance shall deliver to each Holder, on or before the Liquidation Date, the Exchangeable Share Consideration in payment of the total Liquidation Call Purchase Price (less any amounts properly withheld pursuant to 3.4 hereof) upon presentation and surrender by the Holders of certificates representing the Exchangeable Shares held by the Holder, duly endorsed for transfer, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the constating documents of the Corporation and such additional documents and instruments as Nuance may reasonably require. If Nuance does not exercise the Liquidation Call Right in the manner and with the delay described above, then on the Liquidation Date the Holders will be entitled to receive in exchange therefor the liquidation price otherwise payable by the Corporation in connection with the liquidation, dissolution or winding-up of the Corporation pursuant to Article 5 of the Exchangeable Share Provisions.

3.2 NUANCE REDEMPTION CALL RIGHT.

        (a) Nuance shall have the overriding right (the "REDEMPTION CALL RIGHT"), notwithstanding the proposed redemption of the Exchangeable Shares by the Corporation pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from the Holders on the Automatic Redemption Date all but not less than all of the Exchangeable Shares held by the Holders on payment by Nuance to the Holders of an amount per Exchangeable Share (the "REDEMPTION CALL PURCHASE PRICE") equal to the Exchangeable Share Consideration applicable on the last Business Day prior to the Automatic Redemption Date, which shall be satisfied in full by Nuance delivering or causing to be delivered to the Holders, the Exchangeable Share Consideration, less any amounts properly withheld pursuant to 3.4 hereof. In the event of the exercise of the Redemption Call Right by Nuance, each Holder shall be obligated to sell all of the Exchangeable Shares held by such Holder to Nuance on the Automatic Redemption Date on payment by Nuance to such Holder of the Redemption Call Purchase Price for each such share, less any amounts withheld pursuant to 3.4 hereof, and the Corporation shall have no obligation to redeem such shares so purchased by Nuance.

        (b) To exercise the Redemption Call Right, Nuance must notify the Corporation and the Holders of Nuance's intention to exercise such right on or before the Automatic Redemption Date. The Corporation will notify the Holders as to whether Nuance has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Nuance. If Nuance exercises the Redemption Call Right, then on the Automatic Redemption Date Nuance will purchase, and each Holder will sell, all of the Exchangeable

                Shares then held by such Holder for a price per share equal to the Redemption Call Purchase Price, which price shall be satisfied in the manner set forth in 3.2(a) hereof.

        (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, Nuance shall deliver to each Holder, on or before the Automatic Redemption Date, the Exchangeable Share Consideration (less any amounts withheld pursuant to 3.4 hereof) upon presentation and surrender by such Holder of certificates representing the Exchangeable Shares held by such Holder, duly endorsed for transfer, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the documents of the Corporation and such additional documents and instruments as Nuance may reasonably require. If Nuance does not exercise the Redemption Call Right in the manner and with the delay described above, then on the Automatic Redemption Date the Holders will be entitled to receive in exchange therefor the redemption price otherwise payable by the Corporation in connection with the redemption of Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

3.3 NUANCE RETRACTION CALL RIGHT.

        (a) Nuance shall have the overriding right (the "Retraction Call Right"), notwithstanding the proposed retraction of any Exchangeable Shares (such Exchangeable shares being those in respect of which a Holder has exercised retraction rights hereunder and referred to herein as the "RETRACTED SHARES") by a Holder pursuant to Article 6 of the Exchangeable Share Provisions, to purchase from such Holder on the Retraction Date all but not less than all of the Retracted Shares held by such Holder on payment by Nuance to such Holder of an amount per Retracted Share (the "RETRACTION CALL PURCHASE PRICE") equal to the Exchangeable Share Consideration applicable on the last Business Day prior to the Retraction Date, which shall be satisfied in full by Nuance delivering or causing to be delivered to such Holder, the Exchangeable Share Consideration, less any amounts properly withheld pursuant to 3.4 hereof. In the event of the exercise of the Retraction Call Right by Nuance, such Holder shall be obligated to sell all of the Retracted Shares held by such Holder to Nuance on the Retraction Date on payment by Nuance to such Holder of the Retraction Call Purchase Price for each such share, less any amounts withheld pursuant to 3.4 hereof, and the Corporation shall have no obligation to redeem such shares so purchased by Nuance.

        (b) Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify Nuance thereof. To exercise the Retraction Call Right, Nuance must notify the Corporation and the relevant Holders of Nuance's intention to exercise such right within ten Business Days of such notification to Nuance by the Corporation of receipt of the Retraction Request. The Corporation will notify such Holders as to whether Nuance has exercised the

                Retraction Call Right forthwith after the expiry of the period during which the same may be exercised by Nuance. If Nuance exercises the Retraction Call Right, and provided that the Retraction Request is not revoked by the Holder in the manner specified in Section 6.6 of the Exchangeable Share Provisions, the Retraction Request shall thereupon be considered only to be an offer by the Holder to sell such Retracted Shares to Nuance in accordance with the Retraction Call Right, and on the Retraction Date Nuance will purchase, and each Holder will sell, all of the Retracted Shares held by such Holder for a price per share equal to the Retraction Call Purchase Price, which price shall be satisfied in the manner set forth in 3.3(a) hereof.

        (c) For the purposes of completing the purchase of the Retracted Shares pursuant to the exercise of the Retraction Call Right, Nuance shall deliver to each Holder, on or before the Retraction Date, the Exchangeable Share Consideration (less any amounts withheld pursuant to 3.4 hereof) upon presentation and surrender by such Holder of certificates representing the Retracted Shares held by such Holder, duly endorsed for transfer, together with such other documents and instruments as may be required to effect a transfer of Retracted Shares under the Act and the constating documents of the Corporation and such additional documents and instruments as Nuance may reasonably require. If Nuance does not exercise the Retraction Call Right in the manner and with the delay described above, then on the Retraction Date the Holders will be entitled to receive in exchange therefor the retraction price otherwise payable by the Corporation in connection with the retraction of the Retracted Shares pursuant to Article 6 of the Exchangeable Share Provisions.

3.4 WITHHOLDING RIGHTS.

        The Corporation and Nuance, as the case may be, shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any Holder such amounts as the Corporation or Nuance, as the case may be, is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States tax laws or any other relevant provisions of provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to such Holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate tax authority. To the extent that any such amount so required to be deducted or withheld from any payment to a Holder exceeds the cash portion of the consideration otherwise payable to the Holder, the Corporation and Nuance, as the case may be, shall promptly notify the Holder and unless such Holder remits the difference in cash to the Corporation or Nuance, as the case may be, before the amount of tax is required to be remitted to the tax authority, then the Corporation and Nuance, as the case may be, may sell or otherwise dispose of such portion of the consideration (including, without limitation, any of the Nuance Common Shares) as is necessary to provide sufficient funds to the Corporation and Nuance, as the case may be, to enable it to comply with such deduction or withholding requirement and the Corporation and Nuance, as the case may be, shall notify and pay over to such Holder any unapplied balance of the net proceeds of such sale that was not remitted to such tax authority in satisfaction of a deduction or withholding requirement.

        In order to assist the Corporation and Nuance, as the case may be, in complying with any such deduction and withholding requirement, the Holder shall, to the extent applicable, deliver to the Corporation or Nuance, as the case may be, (i) if such Holder is an individual, trust or corporation, a declaration sworn by the individual, a trustee or a director, as the case may be, before a notary or commissioner for oaths to the effect that such Holder, is not and will not be, on the date of payment, a non-resident of Canada for the purposes of the Income Tax Act (Canada) or (ii) if such Holder is a partnership, a declaration sworn by a general partner before a notary or commissioner for oaths to the effect that such Holder is a "Canadian partnership", as defined in the Income Tax Act (Canada), and (iii) any other documents that the Corporation or Nuance, as the case may be, requires in order to comply with a deduction or withholding requirement.

3.5 RESTRICTIONS ON TRANSFER. No Holder shall Transfer any Exchangeable Shares (or any other securities of the Corporation received on account of the Holder's ownership of Exchangeable Shares) unless such Transfer is (i) a Transfer of Exchangeable Shares by such Holder for the Exchangeable Share Consideration pursuant to the terms of this Agreement or the Exchangeable Share Provisions or
(ii) is a Transfer approved by the Board of Directors, which approval may be withheld for any reason. As used above, the term "Transfer" includes the making of any sale, exchange, assignment, hypothecation, gift, security interest, pledge or other encumbrance, or any contract therefor or any other beneficial interest in such securities, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the rights, title, interest or possession in or to such securities.


                                    ARTICLE 4
                         REPRESENTATIONS, WARRANTIES AND
                     COVENANTS OF Nuance and THE CORPORATION

4.1 COVENANTS OF NUANCE REGARDING EXCHANGEABLE SHARES. So long as any Exchangeable Shares are outstanding, Nuance will and, in the case of 4.1(c),
(d), (e), (f) and (g), will cause its Subsidiaries to:

        (a) not declare or pay any dividend on the Nuance Common Shares unless (i) the Corporation shall simultaneously declare or pay, as the case may be, an equivalent dividend (as provided for in the Exchangeable Share Provisions) on the Exchangeable Shares and (ii) the Corporation shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend on the Exchangeable Shares;

        (b) advise the Corporation sufficiently in advance of the declaration by Nuance of any dividend on Nuance Common Shares and take all such other actions as are reasonably necessary, in co-operation with the Corporation, to ensure that the respective declaration date, record date and payment date for a dividend on the

                Exchangeable Shares shall, subject to applicable law, be the same as the declaration date, record date and payment date for the corresponding dividend on the Nuance Common Shares;

        (c) not permit the Corporation to issue any further Exchangeable Shares, or any other shares of the Corporation having an attribute which permits the holders thereof to exchange or convert such shares into shares of Nuance or any Affiliate of Nuance;

        (d) enable, cause and permit the Corporation, in accordance with and subject to applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Exchangeable Share Consideration representing the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation for the purpose of winding up its affairs, including ,without limitation, all such actions and all such things as are reasonably necessary or, in Nuance's judgment, desirable, to enable and permit the Corporation to cause to be delivered Nuance Common Shares to the Holders in accordance with the provisions of Article 5 of the Exchangeable Share Provisions;

        (e) enable, cause and permit the Corporation, in accordance with and subject to applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Exchangeable Share Consideration representing the Retraction Price, as defined in the Exchangeable Share Provisions, and the Redemption Price as defined in the Exchangeable Share Provisions including, without limitation, to enable and permit the Corporation to cause to be delivered Nuance Common Shares to the Holders upon the retraction or redemption of the Exchangeable Shares in accordance with the provisions of Article 6 or Article 7 of the Exchangeable Share Provisions, as the case may be;

        (f) enable and permit Nuance and any assignee of Nuance, in accordance with applicable law, to perform its obligations arising upon the exercise by it of any Call Right, including, without limitation, to enable and permit Nuance to cause to be delivered Nuance Common Shares to the Holders in accordance with the provisions of any Call Right as the case may be; and

        (g) not consent to nor exercise its vote as a member of the Corporation to initiate or permit the voluntary liquidation, dissolution or winding-up of the Corporation nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of the Corporation.

4.2 NOTIFICATION OF CERTAIN EVENTS. In order to assist Nuance to comply with its rights and obligations hereunder, the Corporation will give to Nuance notice of each of the following events at the time set forth below:

        (a) any determination by the Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; it being understood that any merger, amalgamation, consolidation, or similar transaction, and any sale of all or any or substantially all of the assets of the Corporation shall not, in and of itself, constitute a liquidation, dissolution or winding-up;

        (b) promptly, upon the earlier of (i) receipt by the Corporation of notice of, and (ii) the Corporation otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs or of the occurrence of any Insolvency Event;

        (c)     promptly, upon receipt by the shareholders of a Retraction
                Request;

        (d) on the same date on which notice of redemption is given to Holders in accordance with the Exchangeable Share Provisions;

        (e) at least 10 days prior to any accelerated Automatic Redemption Date determined by the Board of Directors in accordance with the Exchangeable Share Provisions; and

        (f) promptly in the event of any determination by the Board of Directors to take any action which would require a vote of the holders of Exchangeable Shares.

4.3 DELIVERY OF SHARES BY NUANCE. Upon notice from the Corporation or the Holders of any event that requires the Corporation or Nuance to cause to be delivered Nuance Common Shares to any Holder, Nuance shall forthwith issue and deliver to the Corporation or the Holders, as the case may be, the requisite number of Nuance Common Shares, as well as any other part of the Exchangeable Share Consideration, to be received by the Holders of the surrendered Exchangeable Shares, as the Corporation shall direct and as may be required under this Agreement or the Exchangeable Share Provisions.

4.4 DELIVERY OF SHARES. All Nuance Common Shares issuable pursuant to this Agreement or the Exchangeable Share Provisions shall be duly issued as fully paid and non-assessable free and clear of any lien, hypothec, pledge, claim, encumbrance, security interest or adverse claim or interest, other than those arising hereunder, under the Exchangeable Share Provisions or under applicable securities laws. Any Exchangeable Shares delivered by the Holders to the Corporation or Nuance, pursuant to this Agreement or the Exchangeable Share Provisions shall be delivered free and clear of any lien, hypothec, pledge, claim, encumbrance, security interest or adverse claim or interest, other than those arising hereunder, under the Exchange Share Provisions or under applicable securities laws.

4.5 ECONOMIC EQUIVALENCE. So long as any Exchangeable Shares are outstanding:

        (a)     in the event Nuance takes any of the following actions:

                (i) issues or distributes Nuance Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Nuance Common Shares) to the holders of all or substantially all of the then outstanding Nuance Common Shares by way of stock dividend or other distribution, other than an issue of Nuance Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Nuance Common Shares) to holders of Nuance Common Shares who exercise an option to receive dividends in Nuance Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Nuance Common Shares) in lieu of receiving cash dividends; or

                (ii) issues or distributes rights, options or warrants to the holders of all or substantially all of the then outstanding Nuance Common Shares entitling them to subscribe for or to purchase Nuance Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Nuance Common Shares); or

                (iii) issues or distributes to the holders of all or substantially all of the then outstanding Nuance Common Shares, (a) shares or securities of Nuance of any class other than Nuance Common Shares (and other than shares convertible into or exchangeable for or carrying rights to acquire Nuance Common Shares), (b) rights, options or warrants other than those referred to in (ii) above, (c) evidences of indebtedness of Nuance or (d) assets of Nuance,

                Nuance will ensure that the economic equivalent on a per share basis of such rights, options, securities, shares, evidence of indebtedness or other assets shall be issued or distributed simultaneously to holders of the Exchangeable Shares;

        (b)     in the event Nuance takes any of the following actions:

                (i) subdivides, redivides or changes the then outstanding Nuance Common Shares into a greater number of Nuance Ordinary Shares; or

                (ii) reduces, combines, consolidates or changes the then outstanding Nuance Common Shares into a lesser number of Nuance Common Shares; or

                (iii) reclassifies or otherwise changes any of the terms and conditions of the Nuance Common Shares, or effect an amalgamation, merger, reorganization or other transaction affecting Nuance Common Shares,

        Nuance will provide at least ten days prior written notice thereof to the Holders and ensure that the same or an economically equivalent change shall simultaneously be made to, or in the rights of the Holders of, the Exchangeable Shares;

        (c) to the extent required, upon due notice from Nuance, the Corporation will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by the Corporation or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Nuance Common Shares and Exchangeable Shares as provided for in this 4.5.

4.6 OWNERSHIP OF OUTSTANDING SHARES; VOTING. So long as any Exchangeable Shares are outstanding, Nuance shall remain the direct or indirect beneficial owner of issued and outstanding securities of the Corporation to which are attached a majority of the voting interests for the election of directors of the Corporation, unless it obtains the prior approval of the Holders given in accordance with Section 9.2 of the Exchangeable Share Provisions. Nuance and its Subsidiaries shall not vote any Exchangeable Shares in respect of any resolution referred to in Section 9.2 of the Exchangeable Share Provisions.

4.7 NUANCE AND AFFILIATES NOT TO VOTE EXCHANGEABLE SHARES. Nuance will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its respective Affiliates for the sole purpose of attending each meeting of Holders in order to be counted as part of the quorum for each such meeting. Nuance further covenants and agrees that it will not and will cause its Affiliates not to exercise any voting rights which may be exercisable by Holders from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Act (or any successor or other corporate statute by which the Corporation may in the future be governed) with respect to the Exchangeable Shares held by it or its Affiliates in respect of any matter considered at any meeting of Holders.

4.8 TENDER OFFERS, ETC. Nuance shall provide timely notice to the Holders of any proposed share exchange offer, issuer bid, take-over bid or similar transaction (including any Nuance Control Transaction as defined in the Exchangeable Share Provisions) with respect to Nuance Common Shares proposed by Nuance or proposed to Nuance or its shareholders and recommended by the board of directors of Nuance, or otherwise effected or to be effected with the consent or approval of the board of directors of Nuance.

4.9 REPRESENTATIONS AND WARRANTIES OF NUANCE. Nuance hereby represents and warrants that:

        (a) Nuance is a corporation incorporated and existing under the laws of the State of Delaware and has the corporate power and authority to enter into and perform its obligations under this agreement;

        (b)     the execution, delivery and performance by Nuance of this
                Agreement:

                (i) have been duly authorized by all necessary corporate action on the part of Nuance;

                (ii) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of its constating documents or by-laws or any material contracts or instruments to which it is a party or pursuant to which any of its assets or property may be affected; and

                (iii)   will not result in the violation of any law; and

        (c) this Agreement has been duly executed and delivered by Nuance and constitutes a legal, valid and binding obligation of Nuance, enforceable against it in accordance with its terms.

4.10 RESERVATION OF NUANCE COMMON SHARES. Nuance hereby represents, warrants and covenants that it has and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued share capital such number of Nuance Common Shares as are now and may hereafter be required to enable and permit the Corporation to meet its obligations hereunder and under the Exchangeable Share Provisions.


                                    ARTICLE 5
                     AMENDMENTS AND SUPPLEMENTAL AGREEMENTS

5.1 AMENDMENTS, MODIFICATIONS, ETC. This Agreement may not be amended, modified or waived except by an agreement in writing executed by the parties hereto.

5.2 CHANGES IN CAPITAL OF THE CORPORATION AND NUANCE. At all times after the occurrence of any event effected pursuant to the Exchangeable Share Provisions or this Agreement, as a result of which either Nuance Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that the Holders maintain economically equivalent rights and, in order that, where required, this Agreement will apply with full force and effect, mutatis mutandis, to all new securities into which Nuance Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications. So long as there are any Exchangeable Shares outstanding, the Corporation will not issue any additional Exchangeable Shares to any Person (other than the Holders).


                                    ARTICLE 6
                            ASSIGNMENT OF CALL RIGHTs

6.1 ASSIGNMENT. Notwithstanding anything contained herein to the contrary, Nuance shall have the right to assign the Call Rights provided in Article 3 of this Agreement to one or more of its Subsidiaries (each an "Assignee") without obtaining prior consent of the Holders, provided, however, that any such Assignee shall execute an agreement confirming the assignment of the Call Rights and the assumption by the Assignee of Nuance's obligations under this Agreement. For greater certainty, notwithstanding any assignment of Call Rights pursuant to this Article 6, Nuance shall remain liable with respect to its representations, warranties and covenants provided in Article 4 of this Agreement.

                                    ARTICLE 7
                                   TERMINATION

7.1 TERM. This Agreement shall continue until the earlier to occur of the following events:

        (a)     no Exchangeable Shares are outstanding; or

        (b) each of the parties hereto elects in writing to terminate this Agreement.


                                    ARTICLE 8
                                     GENERAL

8.1 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable:

        (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and

        (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.2 ENUREMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.3 NOTICES TO PARTIES. Any notice, direction or other communication given under this agreement shall be in writing and given by mail or delivering it or sending it by telecopy or similar form or recorded communication addressed:

        (a)     if to the Purchaser at:

               1005 Hamilton Crt
               Menlo Park, CA  94025
               U.S.A.
               Attention:  Mr. Lloyd S. Leance

               Telephone:  (650) 847-0000
               Telecopier: (650) 847-7979
               E-Mail:  lloyd@nuance.com

               with a copy to:

               WILSON SONSINI GOODRICH & ROSATI, PC
               650 Page Mill Rd Palo Alto,
               CA 94304 U.S.A.
               Attention:  Mr. Steven E. Bochner

               Telephone:  (650) 493-9300
               Telecopier: (650) 461-5375
               E-Mail:  sbochner@wsgr.com

        (b)    to the Vendors at:

               5 Antares Drive
               Suite 111
               Napean, Ontario   K2E 8A0
               Canada
               Attention:    Mr. Shawn Griffin

               Telephone:    (613) 228-2444
               Telecopier:   (613) 228-4810

               with a copy to:

               BORDEN LADNER GERVAIS LLP
               1000-60 Rue Queen Street
               Ottawa, Ontario  K1P 5Y7
               Canada
               Attention:  Mr. Jeremy S. Farr

               Telephone:  (613) 787-3511
               Telecopier: (613) 230-8842
               E-Mail:  jfarr@blgcanada.com

        Any such communication shall be deemed to have been validly and effectively given on the date such communication is received if such date is a Business Day and if such communication is received prior to 4:00 p.m. (in the jurisdiction of receipt) and otherwise on the next Business Day. Any party hereto may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address.

8.4 RISK OF PAYMENTS BY POST. Whenever payments are to be made or documents are to be sent to the Holders by the Corporation or Nuance, or by the Holders to the Corporation or Nuance, the making of such payment or sending of such document sent through the post shall be at the risk of the Corporation or Nuance, in the case of payments made or documents sent by the Corporation or Nuance, and the Holders, in the case of payments made or documents sent by the Holders.

8.5 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

8.6 JURISDICTION. This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

IN WITNESS WHEREOF, the parties hereby have executed this agreement or caused this agreement to be executed by their respective duly authorized officers as of the date first above written.


- ------------------------------------    ----------------------------------------
Witness                                 WARREN GALLAGHER


- ------------------------------------    ----------------------------------------
Witness                                 SHAWN GRIFFIN


- ------------------------------------    ----------------------------------------
Witness                                 WILLIAM LOVE


                                        NUANCE COMMUNICATIONS, INC.


                                        By:
                                           -------------------------------------
                                           Authorized Signing Officer


                                        1448451 ONTARIO INC.


                                        By:
                                           -------------------------------------
                                           Authorized Signing Officer